File No. 70-9747
                (Monongahela Power Asset Transfer)

                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C.  20549

                          AMENDMENT NO. 2

                             FORM U-1

                      APPLICATION/DECLARATION

                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                 _________________________________

Allegheny Energy, Inc.         Allegheny Energy Supply Company, LLC
10435 Downsville Pike          Roseytown Road
Hagerstown, Maryland 21740     R.R. 12, P.O. Box 1000
                               Greensburg, Penna. 15601

Monongahela Power Company      Allegheny Energy Service Corporation
(d/b/a Allegheny Power)        10435 Downsville Pike
1310 Fairmont Avenue           Hagerstown, Maryland 21740
Fairmont, West Virginia 26554

                __________________________________


                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                    Hagerstown, Maryland 21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                      Thomas K. Henderson, Esq.
                  Vice President and General Counsel
                        Allegheny Energy, Inc.
                        10435 Downsville Pike
                        Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD 21740

1.   Applicants hereby amend the application as follows.


     The first sentence of Footnote 14 is amended to replace "four
" with "five."

     The last sentence in Footnote 18 is deleted and the following sentence added, "FERC jurisdictional assets constitute 1.92% of Monongahela Power's generating assets."

     Footnote 21 is deleted.


                          SIGNATURE

           Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.



                                    Allegheny Energy, Inc.
                                    Monongahela Power Company
                                    Allegheny Energy Supply Company, L.L.C.
                                    Allegheny Energy Service Corporation

                                    /s/ THOMAS HENDERSON

                                    By: Thomas Henderson





Dated:  March 12, 2001